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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                   FORM 8-K/A

                                 CURRENT REPORT


     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


   Date of Report (Date of earliest event reported)     July 1, 2003


                    Income Opportunity Realty Investors, Inc.
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             (Exact name of registrant as specified in its charter)


Nevada                              1-14784                           75-2615944
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(State or other jurisdiction      (Commission                      (IRS Employer
of Incorporation)                 File Number)               Identification No.)


              1800 Valley View Lane, Suite 300, Dallas, Texas 75234
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(Address of principal executive offices)                              (Zip Code)


   Registrant's telephone number, including area code   469-522-4200


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          (Former name or former address, if changed since last report)



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ITEM 4.  CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

         Effective July 1, 2003, the Board of Directors of Income Opportunity Realty Investors, Inc. ("IOT") engaged the Plano, Texas firm of Farmer, Fuqua and Huff, P.C. as the independent accountant to audit IOT's financial statements. During the Registrant's two most recent fiscal years, and any subsequent interim period, IOT did not consult with Farmer, Fuqua and Huff, P.C. or any of its members about the application of accounting principles to any specified transaction or any other matter. The decision to change accountants was approved by the Audit Committee of the Board of Directors of IOT consisting of Messrs. Ted P. Stokley, Earl D. Cecil and Martin L. White.

         The engagement effective July 1, 2003, of Farmer, Fuqua and Huff, P.C. as a new independent accountant for IOT necessarily results in the termination or dismissal of the principal accountant which audited IOT's financial statements in the past two fiscal years ended December 31, 2001 and 2002, BDO Seidman, LLP. BDO Seidman, LLP made a fee proposal estimate to IOT for 2003 which was greater than the fee proposal of Farmer, Fuqua & Huff, P.C. for the same work. During the Registrant's two most recent fiscal years and the subsequent interim period through July 1, 2003, there were no disagreements between the Registrant and BDO Seidman, LLP concerning any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which disagreements, if not resolved to BDO Seidman, LLP's satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their report; there were no reportable events as described in Item 304(a)(1)(v) of Regulation S-K.

         BDO Seidman, LLP's reports dated March 11, 2002 and March 21, 2003 on IOT's financial statements for the years ended December 31, 2001 and 2002 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. Each report did contain an "emphasis" paragraph highlighting that management has indicated its intent to both sell income producing properties and refinance or extend debt secured by real estate, to meet its liquidity needs.

         IOT provided BDO Seidman, LLP with a copy of the foregoing disclosures and requested from BDO Seidman, LLP a letter addressed to the Commission stating whether BDO Seidman, LLP agrees with the statements made by IOT in response to
Item 304(a) of Regulation S-K and if not; stating the respects in which it does not agree. BDO Seidman, LLP's letter is attached as an exhibit to this report as
Exhibit 16.1.

ITEM 5.  OTHER EVENTS AND REGULATION FD DISCLOSURE

         Effective June 30, 2003, that certain Advisory Agreement dated as of October 15, 1998 between IOT and Basic Capital Management, Inc. ("BCM") was terminated by mutual agreement. BCM had served as IOT's advisor since March 1989. BCM is a Nevada corporation in which Messrs. Mark W. Branigan (Executive Vice President - Residential), Louis J. Corna (Executive Vice President - Tax) and Ronald E. Kimbrough (acting Principal Executive Officer, Executive Vice President and Chief Financial Officer) are executive officers.

         On July 1, 2003, IOT entered into an Advisory Agreement with Syntek West, Inc. ("SWI"), the owner and holder of approximately 54.3% of the



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shares of Common Stock of IOT presently outstanding. All of the issued and outstanding Common Stock of SWI is owned by Gene E. Phillips. The Advisory Agreement dated July 1, 2003 (the "Advisory Agreement") between IOT and SWI contains the same terms as the prior Advisory Agreement with BCM. A copy of the Advisory Agreement dated July 1, 2003 between IOT and SWI is attached as an exhibit. There has been no change in the officers or directors (except Henry A. Butler) of IOT who continue in the same capacities under the Advisory Agreement.

         The directors and principal officers of SWI are:

             Gene E. Phillips      Director, Chief Executive Officer and
                                   President

             Ken L. Joines         Director, Vice President, Treasurer and
                                   Secretary

         On July 1, 2003, Henry A. Butler, a director since December 2001, resigned as a member of the Board of Directors. Mr. Butler continues as a broker-land sales of BCM. Mr. Butler has not furnished IOT with any letter describing any disagreement or requesting that any disclosure be made.

         Also on July 1, 2003, the remaining directors, Earl D. Cecil, Ted P. Stokley and Martin L. White elected Ken L. Joines as a director of IOT to fill the vacancy created by the resignation of Henry A. Butler. Ken L. Joines is a Director, Vice President and Secretary of SWI. Mr. Joines is also a Director and Secretary of First Equity Properties, Inc., a Nevada corporation, which has a class of equity securities registered pursuant to Section 12(g) under the Securities Exchange Act of 1934.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

      (c) Exhibits. The following documents are filed as exhibits to this report:

            Exhibit
          Designation               Description of Exhibit

             10.0 Advisory Agreement dated July 1, 2003 between Income Opportunity Realty Investors, Inc. and Syntek West, Inc.

             16.1 Letter dated July 17, 2003 addressed to the Securities and Exchange Commission from BDO Seidman, LLP.



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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf of the undersigned hereunto duly authorized.


Date: July 17, 2003.                       INCOME OPPORTUNITY REALTY
                                           INVESTORS, INC.



                                           By: /s/ Robert A. Waldman
                                               ---------------------------------
                                               Robert A. Waldman, Senior Vice
                                               President, General Counsel and
                                               Secretary



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